Exhibit 99.1
WGNB Corp. Announces Financial Results for Q4’08 and Fiscal Year 2008

CARROLLTON, Ga.—(BUSINESS WIRE)—February 4, 2009—WGNB Corp. (NASDAQ:WGNB), the holding company for First National Bank of Georgia, reported a net loss of $30.8 million, or $5.12 per common share, for the year ended December 31, 2008, compared to net income of $3.0 million, or $0.55 per common share, for the year ended December 31, 2007. For the fourth quarter of 2008, the Company reported a net loss of  $27.4 million, or $4.87 per common share. Included in the above results for the three and twelve months ended December 31, 2008 is a non-cash goodwill impairment charge of $24.1 million, which was recorded by the Company during the fourth quarter of 2008.  Excluding the goodwill impairment charge, WGNB would have reported net operating losses of $3.3 million, or $0.59 per common share, and $6.6 million, or $1.14 per common share, respectively, for the three and twelve months ended December 31, 2008.

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” requires companies to perform an annual test for goodwill impairment.  As a result of the general decline in market valuations for bank stocks and the deterioration of economic conditions during 2008, and in connection with the preparation of its annual financial statements for 2008, WGNB Corp. concluded that the goodwill resulting from the Company’s acquisition of First Haralson Corporation on July 1, 2007 was impaired. The goodwill impairment charge did not impact the Company’s or the Bank’s regulatory capital ratios and both entities had greater than 10% total risk based capital as of December 31, 2008.

“It is important to note that the loans and operations of First Haralson did not contribute to the goodwill impairment,” stated H. B. “Rocky” Lipham, Chief Executive Officer of WGNB Corp. “The goodwill impairment recorded in the fourth quarter of 2008 resulted from the multitude of challenging conditions currently facing the banking industry and the global economy as a whole.  The original First Haralson franchise continues to perform as expected and is an important component of our overall franchise.  In fact, the broader operating scale and greater diversity in our geographic markets and loan portfolio resulting from the First Haralson acquisition has helped support the Company during this difficult operating environment.”

Credit Quality
As of December 31, 2008, the Company reported total nonperforming assets of $122.0 million, as compared to $100.4 million as of September 30, 2008 and $57.9 million as of December 31, 2007. The increase in nonperforming assets during 2008 resulted from a number of factors, including a decrease in real estate property values, a decline in demand for residential properties and an increase in foreclosure rates in the Company’s operating markets. The Company records these nonperforming assets at the estimated current fair market value less the cost to sell the property.

For the three and twelve months ended December 31, 2008, the Company recorded a provision for loan losses of $4.7 million and $14.9 million, respectively.  As of December 31, 2008, the allowance for loan loss was $11.2 million, or 1.78% of total loans, as compared to $12.4 million, or 1.88% of total loans, as of December 31, 2007.

Beginning in the second half of 2007, the Board of Directors and management intensified its credit evaluation efforts which included the establishment of a specialized department in the Bank focusing exclusively on the management and disposal of impaired loans and foreclosed property.  Further, management has reviewed every material loan relationship in its construction, acquisition and development portfolio, devising proactive collection strategies and determining how to best maximize the value of the nonperforming assets. As a result of these efforts, a large portion of the loans migrating to nonperforming status had been previously identified by the Company as potential problem credits in the loan evaluation process.  Additionally, during 2008, the Company sold a total of $18.9 million of nonperforming assets for an average price of 91% of the original loan balance.

Franchise Value and Outlook
“While we are certainly disappointed with our financial results for 2008, the WGNB Board and management team are making proactive decisions to best position the Company for the future.  In addition to the risk management initiatives described above, the Company raised $12 million of new capital in the third and fourth quarters, maintained a cash and cash equivalents position of over 6x the Bank’s uninsured deposits as of December 31, 2008 and reduced its workforce by approximately 18%,” stated Lipham. “These measures allowed the Company to report positive core earnings for 2008, which we define as pretax income, plus credit related expenses and other nonrecurring items such as goodwill impairment.  Equally as important, the Bank’s regulatory capital ratios as of December 31, 2008 exceeded levels reported one year ago.”

“We are realistic about the challenges facing the Company and banking industry for 2009.  However, we will continue to work diligently to improve our financial results by aggressively managing our nonperforming assets, exploring ways to strengthen our capital position and constantly analyzing all revenue and expense line items. In addition, we plan to diversify our loan portfolio by continuing to lend to our community.  By doing so, we believe we will be best positioned to continue our tradition of more than 60 years of dedicated service to our customers and maintain our number one deposit market share ranking in west Georgia,” concluded Lipham.

 About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the ticker, “WGNB”.  First National Bank of Georgia has fourteen locations in Carroll, Douglas and Haralson counties and total assets of $892 million.  The Bank is the largest and most enduring locally-owned community bank headquartered in Carroll County.

For more information about WGNB Corp and First National Bank of Georgia, visit our investor relations page on our website, www.wgnb.com or www.fnbga.com.  Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@fnbga.com.  If you prefer to contact us by mail you can do that by contacting Investor Relations at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	December 31, 2008 (unaudited)	December 31, 2007 (unaudited)
Total interest income	$48,113	$55,828
Total interest expense	25,611	27,181
Net interest income	22,502	28,647
Provision for loan loss	14,900	10,206
Net interest income after provision	7,602	18,441
Total other income	7,617	8,068
Total other expense	28,234	23,341
Impairment of goodwill	24,128	-
(Loss) earnings before income taxes	(37,143)	3,168
Income tax benefit (expense)	6,393	(134)
Net (loss) earnings	$(30,750)	$ 3,034

Per Share Data:
Common shares outstanding	6,058,007	6,057,594
Weighted average shares outstanding	6,057,613	5,534,851
Weighted average diluted shares outstanding	6,057,612	5,560,038
Net (loss) earnings per common share	(5.12)	0.55
Diluted net (loss) earnings per common share	(5.12)	0.55
Diluted net (loss) excluding of goodwill charge	(1.14)	0.55
Cash dividends declared on common stock	0.32	0.82
Book value per common share	7.43	13.23
Tangible book value per common share	6.62	8.37
At Period End:
Total assets	892,219	883,665
Cash and cash equivalents	75,351	25,845
Securities portfolio	94,370	122,693
Total loans	631,500	659,964
Allowance for loan losses	11,237	12,422
Earning assets	727,316	739,334
Non-performing assets	121,995	57,869
Foreclosed property	45,798	10,313
Intangible assets	4,877	29,434
Deposits	761,693	706,377
Junior subordinated debentures	10,825	10,825
Total stockholders’ equity	56,929	80,151
Total tangible stockholders’ equity	52,052	50,717
Key Performance Ratios Year to Date:
Net interest margin, tax equivalent	2.97%	4.33%
Efficiency ratio excluding goodwill charge	93.74%	63.57%
Asset Quality Ratios:
Non-performing assets/loans & OREO	18.01%	8.63%
Loan loss reserve/total loans	1.78%	1.88%
Loan loss reserve/non-performing assets	9.21%	21.46%
Loan loss reserve/total capital	19.73%	15.50%
NCO’s/average loans	2.46%	0.87%
Capital Ratios:
Tangible equity/tangible assets	5.86%	5.93%
Tier 1 capital to average assets	7.20%	6.99%
Tier 1 capital to risk weighted assets	9.40%	8.97%
Total capital to risk weighted assets	10.65%	10.22%